Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA BOARD OF DIRECTORS AUTHORIZES SPECIAL DIVIDEND OF $675 MILLION

NASHVILLE, TN – April 8, 2013 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), announced today that its Board of Directors has declared a special dividend to shareholders of $675 million, or approximately $6.63 per share of common stock based on the number of shares currently outstanding, in connection with the Company’s previously announced plan to qualify as a real estate investment trust (REIT) for federal income tax purposes effective as of January 1, 2013. The special dividend will be paid in satisfaction of requirements that the Company distribute its previously undistributed accumulated earnings and profits attributable to tax periods ending prior to January 1, 2013. The Company expects to pay the special dividend on May 20, 2013 to shareholders of record as of April 19, 2013.

“The special dividend is an important step in completing our conversion to a REIT,” said Damon Hininger, CCA’s President and CEO. “We believe that operating as a REIT will provide additional opportunities to create shareholder value through increases in cash flow and dividends while continuing to provide significant earnings growth capacity.”

Each CCA shareholder may elect to receive payment of the special dividend either in cash, shares of CCA common stock or a combination of cash and CCA common stock, with the total amount of cash payable to shareholders limited to a maximum of 20% of the total value of the special dividend, or $135 million. If the total amount of cash elected by shareholders exceeds 20% of the total value of the special dividend, the available cash will be prorated among those shareholders who elect to receive cash, and the remaining portion of the special dividend will be paid in shares of CCA common stock. Shareholders who do not make a timely election will be deemed to have made an election to receive payment of the special dividend in shares of CCA common stock. The total number of shares of CCA common stock to be distributed pursuant to the special dividend will be determined based on shareholder elections and the average closing price per share of CCA common stock on the New York Stock Exchange for the three trading days after May 9, 2013, the date that election forms are due. Election forms and materials will be mailed to registered shareholders promptly after the record date.

About CCA

CCA is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 51 facilities that we own or control, with a total design capacity of approximately 92,500 beds in 20 states and the

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Board of Directors Authorizes Special Dividend of $675 Million

District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) our ability to meet and maintain REIT qualification tests; (ii) the expected form, timing and amount of the special distribution of our C-corporation accumulated earnings and profits; (iii) the anticipated benefits of our conversion to a REIT; (iv) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (v) the availability of debt and equity financing on terms that are favorable to us; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (vii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (viii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (ix) the outcome of California’s realignment program and utilization of out of state private correctional capacity; and (x) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

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